Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the segment realignments discussed in Notes 3 and 17 as to which the date is May 17, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in 3M Company’s Current Report on Form 8-K dated May 17, 2010.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, MN

May 18, 2010